Exhibit 99 filed on behalf of Johan van Walsem for Transaction Date 3/7/08

PRICE	QUANTITY
$15.1600	1,000
$15.0700	200
$15.0400	300
$15.0300	100
$15.0100	100
$15.0000	200
$14.9900	100
$14.9300	100
$14.9100	500
$14.9000	200
$14.9000	1,000
$14.9000	1,000
$14.8900	200